                                                                    EXHIBIT 11.1
                                                                    ------------

          STATEMENT RE:  COMPUTATION OF NET INCOME PER ORDINARY SHARE
                    (in thousands, except per share amounts)

                                          Three Months Ended  Six Months Ended
                                               June 30,           June 30,
                                            1996      1997     1996     1997
                                          --------  --------  -------  -------
PRIMARY
Computation of ordinary and ordinary
 equivalent shares outstanding:

Weighted average shares outstanding          8,803     9,362    8,759    9,304

Dilutive equivalent shares issuable upon
 exercise of options                         1,124       904    1,069      921

Incremental shares per applicable Staff
 Accounting Bulletins                           37        18       37       18
                                           -------   -------   ------  -------
Total weighted average ordinary and
 ordinary equivalent shares outstanding      9,964    10,284    9,865   10,243
                                           =======   =======   ======  =======
Net income                                   1,999     4,734    3,889    7,651
                                           =======   =======   ======  =======
Net income per Ordinary Share (1)          $  0.20   $  0.46   $ 0.39  $  0.75
                                           =======   =======   ======  =======
FULLY DILUTED
Computation of ordinary and ordinary
 equivalent shares outstanding:

Weighted average shares outstanding          8,803     9,362    8,759    9,304

Dilutive equivalent shares issuable upon
 exercise of options                         1,191     1,019    1,194    1,003

Incremental shares per applicable Staff
 Accounting Bulletins                           37        18       37       18
                                           -------   -------   ------  -------
Total weighted average ordinary and
 ordinary equivalent shares outstanding     10,031    10,399    9,990   10,325
                                           =======   =======   ======  =======
Net income                                   1,999     4,734    3,889    7,651
                                           =======   =======   ======  =======
Net income per Ordinary Share (1)          $  0.20   $  0.46   $ 0.39  $  0.74
                                           =======   =======   ======  =======

(1) Each Ordinary Share is represented by two American Depositary Shares ("ADSs"), which are the securities that are publicly traded. Net income per Ordinary Share is therefore, within rounding, two times net income per equivalent ADS.

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NOTE:  Fully diluted net income per ordinary share is not presented on the face of the Consolidated Statements of Operations since it is not materially different from primary net income per ordinary share.